WithumSmith+Brown, PC
Certified Public Accountants and Consultants

1411 Broadway, 9th Floor
New York, New York 10018 USA
212 751 9100 . fax 212 750 3262
www.withum.com

Additional Offices in New Jersey,
Pennsylvania, Maryland,
Florida, and Colorado

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the incorporation by reference of our report dated November 25, 2014 with respect to the financial statements and financial highlights of FactorShares Trust, in this Registration Statement under the Securities Act of 1933 (Form N-1A), filed with the Securities and Exchange Commission.

/s/ WithumSmith+Brown, P.C.
New York, NY
January 26, 2015